News Release                                                             Applera
                                                                     Corporation

                                                                  50 Danbury Rd.
                                                                  Norwalk, Conn.
                                                                    U.S.A. 06859

                                                              Applied Biosystems
                                                        850 Lincoln Centre Drive
Contacts:                                                  Foster City, CA 94404
                                                                T (650) 570-6667

Media                         Investors                          Celera Genomics
-----                         ---------                       45 West Gude Drive
Jay Rhodes                    Charles Poole                  Rockville, MD 20850
650.554.2581                  240.453.3620                      T (240) 453-3000




For Immediate Release



                        PE CORPORATION TO CHANGE NAME TO
                              APPLERA CORPORATION

    PE Biosystems Group Name Also to Change to Applied Biosystems Group and
                       NYSE Stock Symbol to Change to ABI

NORWALK, CT - November 27, 2000 - PE Corporation announced today that the previously-announced name change to Applera Corporation will become effective on Thursday, November 30, 2000. This new name is a combination of the names of the company's two operating businesses, the Applied Biosystems Group and the Celera Genomics Group.

The PE Biosystems Group name change to the Applied Biosystems Group will also become effective on November 30, and its stock symbol on the New York Stock Exchange (NYSE) will change from PEB to ABI at the opening of trading on that date. The NYSE symbol for the Celera Genomics Group will remain CRA. Applera Corporation will change its web address from www.pecorporation.com to www.applera.com effective November 30.

"This name symbolizes our company's evolution as a life sciences company with a mission to improve the human condition," said Tony L. White, chairman, president and chief executive officer of the company. "The new name reflects the complementary role of our business groups in providing tools and information to academic, biotechnology and pharmaceutical researchers. I am especially pleased by the brand recognition achieved by Applied Biosystems and Celera Genomics. Customers have identified these names with high quality DNA and protein analysis systems and information to drive discovery. We also intend to capitalize on the synergies of the groups in pursuing the molecular diagnostics initiative announced November 6."

Background

In 1993, The Perkin-Elmer Corporation of Norwalk, CT, merged with Applied Biosystems, Inc., which was founded in Foster City, CA, in 1981. In 1998, Perkin-Elmer consolidated its premier life science technologies into the PE Biosystems division, consisting of Applied Biosystems, PerSeptive Biosystems, Tropix and PE Informatics. The company had acquired PerSeptive Biosystems, a company focused on the analysis of proteins, in 1998 and Tropix, Inc., a chemiluminescence company, in 1996. Informatics was formed by combining two acquired entities, Molecular Informatics and Nelson Analytical Systems, with existing units of Perkin-Elmer. In order to focus its mission on the life sciences, the company was recapitalized under the name PE Corporation in 1999. As part of the recapitalization, the company established two new classes of common stock that track the Applied Biosystems Group and the Celera Genomics Group. The company also sold its analytical instruments division and the Perkin-Elmer name, which was most closely associated with that business.

At the company's annual meeting on October 19, 2000, stockholders approved the name changes from PE Corporation to Applera Corporation and from the PE Biosystems Group to the Applied Biosystems Group.

PE Corporation comprises two operating groups. The Applied Biosystems
Group develops and markets instrument-based systems, reagents, software and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules and proteins in order to make scientific discoveries, develop new pharmaceuticals and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.4 billion during fiscal 2000. The Celera Genomics Group, headquartered in Rockville, MD, intends to become the definitive source of genomic and related medical information. Information about the company, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the worldwide web. The address will change from www.pecorporation.com to www.applera.com effective November 30. Information is also available by telephoning 800.762.6923.

Copyright (C) 2000. PE Corporation. All Rights Reserved.
PE, Applera, Celera, and Celera Genomics are trademarks and Applied Biosystems, PerSeptive, and Tropix are registered trademarks of PE Corporation or its subsidiaries in the US and certain other countries.